Exhibit 99.1

SGI Announces Second Quarter Fiscal 2009

Preliminary Financial Results and Fiscal 2010 Internal Plan

Completes Acquisition of Silicon Graphics, Inc. Assets

FREMONT, Calif.- August 6, 2009 - Silicon Graphics International Corp. (NASDAQ:SGI) today announced preliminary financial results for the second quarter of fiscal year 2009 and reaffirmed fiscal year 2010 internal plan. SGI is in the process of completing its FY 2009 fiscal year-end audit, which will be impacted by purchase price accounting. The company expects to file its Q2 FY 2009 and FY 2009 annual results on a Form 10-Q, due on August 10, 2009.

“Ninety days ago we completed the acquisition of Silicon Graphics, and, over this short period of time, I have become even more excited about how compelling the market opportunity is. The strategic rationale has been well received by our customers, employees and business partners,” stated Mark J. Barrenechea, president and CEO of SGI. “Our integration is well under way and we are reaffirming our previously announced internal plan of $500 million in non-GAAP revenue.”

The company expects GAAP revenue for the second quarter of 2009 to be in the range of $55 - $60 million, compared to $44.4 million for the first quarter of 2009 and $75.8 million in the second quarter of 2008. The company expects non-GAAP revenue for the second quarter of 2009 to be in the range of $57 - $62 million.

The company expects GAAP gross margin for the second quarter of 2009 to be in the range of 6% to 10%, compared to 6.1% for the first quarter of 2009 and 9.0% in the second quarter of 2008. The company expects non-GAAP gross margin for the second quarter of 2009 to be in the range of 14% - 18%, compared to 6.3% for the first quarter of 2009 and 9.5% in the second quarter of 2008.

Q2 FY 2009 results are expected to be impacted by a variety of factors, including, change in fiscal year-end, purchase price accounting, including the fair value analysis associated with the Silicon Graphics, Inc. asset purchase, as well as other factors.

The company expects to record a one time, non-taxable gain associated with the difference between the Silicon Graphics, Inc. purchase price of $42.5 million and the fair value of the net assets acquired. The accounting purchase price fair value analysis will be included in the Form 10-Q.

SGI ended the second quarter of 2009 with $139.5 million in cash, cash equivalents, long-term and short-term investments, compared to $180.7 million at the end of fiscal 2008.

Business and Financial Highlights

•	On May 8, 2009, Rackable Systems completed the acquisition of substantially all the assets of Silicon Graphics, Inc. for $42.5 million in cash, plus the assumption of certain liabilities.

•	Rackable Systems changed the name of the company to SGI (“Silicon Graphics International Corp.”) and changed its trading symbol to (NASDAQ: SGI)

•	SGI introduced the CloudRackTM X2 targeting the growing workgroup cluster market.

•

SGI changed its fiscal year to end on the last Friday in June from the last Saturday in December. SGI’s most recent fiscal year, which began on January 4, 2009, ended on June 26, 2009. The change in fiscal year reduced the length of the quarter by eight business days.

Internal Plans for Fiscal Year 2010

SGI is not providing formal outlook but is reaffirming its previously announced internal plan. For fiscal year 2010 ending June 25, 2010 SGI is working towards an internal plan of:

•	$500 million in non-GAAP revenue

•	Non-GAAP gross margin in the twenties

Conference Call Information

SGI will discuss these financial results in a conference call at 2:00 p.m. PDT today. The public is invited to listen to a live web cast of the call on the Investor Relations section of the Company’s website at investors.sgi.com. A replay of the web cast will be available approximately two hours after the conclusion of the call and remain available until the next earnings call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing 719-457-0820 or 888-203-1112 and entering the confirmation code: 8133438.

About SGI

SGI® is a global leader in large-scale clustered computing, high-performance storage, HPC and data center enablement and services. SGI is focused on helping customers solve their most demanding business and technology challenges. Visit www.sgi.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements; including statements regarding SGI’s anticipated financial results for the second quarter of 2009 and future periods, anticipated product performance, general business outlook and integration of the businesses and assets acquired from Silicon Graphics, Inc. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties including those associated with: the financial results for the second quarter of 2009 stated herein are preliminary and subject to adjustment following completion of routine quarterly review procedures; the businesses and assets acquired from Silicon Graphics, Inc. may not be successfully integrated and SGI’s more extensive international operations following this acquisition; economic conditions impacting the purchasing decisions of SGI’s customers; SGI operates in a very competitive market, and increased competition has in the past, and may continue, to cause pricing pressure on SGI’s products, which would negatively affect SGI’s gross and operating margins, as well as other financial measures; a significant portion of the Company’s revenues come from a small number of customers, and so the delay in placing an order, or the failure of a significant customer to place additional orders, could have a significant negative effect on SGI’s financial performance; SGI relies on sales to U.S. government entities and has limited experience dealing with the U.S. government as a customer; orders for SGI’s products can be received at the end of the quarter, and so a delay in placing an order in the fourth quarter could have a significant negative effect on SGI’ financial performance for the year; SGI is unable to control component pricing, such as DDR memory pricing as has happened in the past, and as a result component pricing can rise unexpectedly, negatively impacting SGI’s gross margins as well as other financial measures; SGI may be required to write-off additional significant amounts of excess and obsolete inventory; and new products by competitors may come on the market, which would decrease the demand for SGI’s products. Detailed information about these and other potential factors that could affect SGI’s business, financial condition and results of operations is included in SGI’s annual report on Form 10-K under the caption “Risk Factors,” in Part I, Item 1A of that report, filed with the Securities and Exchange Commission (“SEC”) on March 19, 2009, as updated by SGI’s subsequent filings with the SEC, all of which are available at the SEC’s Web site at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. SGI undertakes no responsibility to update the information in this report.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information are financial measures used by SGI’s management to evaluate the operating performance of the Company and to conduct its business operations. Non-GAAP revenue, non-GAAP gross profit and non-GAAP gross margin discussed and presented in this press release excludes the revenue deferred in accordance with Statement of Accounting Position 97-2, “Software Revenue Recognition” (SOP 97-2) for certain of the Company’s transactions where software is more than incidental to the overall product sold. Non-GAAP gross profit and gross margin also excludes stock-based compensation expense, amortization of intangibles and cost of revenue step up arising from acquisition of substantially all the assets of Silicon Graphics, Inc. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management believes that the excluded charges are not central to the Company’s core operating performance and uses the non-GAAP financial measures for planning purposes, including analysis of the Company’s core operating performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management excludes from its non-GAAP revenue and non-GAAP gross margin the items cited above, whether or not recurring, to facilitate its review of the comparability of the Company’s core operating performance on a period to period basis as well as to better understand the fundamental economics of a specific period’s operational and financial performance. Management uses this view of the Company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates SGI’s financial performance. However, these non-GAAP financial measures have limitations as an analytical tool, as they exclude the financial impact of transactions necessary or advisable for the conduct of the Company’s business, such as the granting of equity compensation awards and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Hence, to compensate for these limitations, management does not review these non-GAAP financial metrics in isolation from its GAAP results, nor should investors. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

Contact Information:

Erik Bylin

SGI

Investor Relations

510-933-8088

investorrelations@sgi.com

SGI, Rackable Systems, CloudRack and Power XE, are trademarks or registered trademarks of Silicon Graphics International Corp. All other trademarks are property of their respective holders.

SILICON GRAPHICS INTERNATIONAL CORP

RECONCILIATION BETWEEN GAAP FINANCIALS TO NON-GAAP FINANCIALS

(in thousands)	Q2 FY 2009
(unaudited)	Low	High
GAAP Revenue	$55,000	$60,000
Add back: Adjustment for SOP 97-2 software revenue recognition	2,000	2,000

Non-GAAP Revenue	$57,000	$62,000

GAAP Gross Profit	$3,300	$6,000
Add back: Adjustment for SOP 97-2 software revenue recognition, share-based compensation, amortization of intangibles and cost of revenue step up arising from acquisition of substantially all the assets of Silicon Graphics, Inc.	4,680	5,160

Non-GAAP Gross Profit	$7,980	$11,160

GAAP Gross Margin	6.0%	10.0%
Add back: Adjustment for SOP 97-2 software revenue recognition, share-based compensation, amortization of intangibles and cost of revenue step up arising from acquisition of substantially all the assets of Silicon Graphics, Inc.	8.0%	8.0%

Non-GAAP Gross Margin	14.0%	18.0%